EX-23.d.1.a

Amendment to the

Investment Advisory Agreement

between

Genworth Variable Insurance Trust

and

Genworth Financial Wealth Management, Inc.

This amendment to the Investment Advisory Agreement dated August 15, 2008 (the “Agreement”) is made and entered into by and between Genworth Variable Insurance Trust, a Delaware statutory trust (the “Trust”), and Genworth Financial Wealth Management, Inc., a California corporation (the “Advisor”).

WHEREAS, the Trust and the Advisor are parties (the “Parties”) to the Agreement; and

WHEREAS, the Trust intends to establish six additional series (the “New Funds”); and

WHEREAS, the Parties desire to reduce the levels of compensation payable under the Agreement by the Trust to the Advisor with respect to the original nine series (the “Original Funds”); and

WHEREAS, the Parties desire to amend Schedule A of the Agreement to (i) include the New Funds, and (ii) revise the fee schedule of the Original Funds;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

Schedule A of the Agreement is hereby superseded and replaced with the Amended and Restated Schedule A attached hereto.

Except to the extent modified by this Amendment, the terms and provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date indicated below.

Genworth Variable Insurance Trust	Genworth Financial Wealth Management, Inc.
By: _________________________	By: _________________________
Title: _______________________	Title: _______________________
Date: _______________________	Date: _______________________

Schedule A
to the
Investment Advisory Agreement
between
Genworth Variable Insurance Trust
and
Genworth Financial Wealth Management, Inc.

Pursuant to Section 5, the Trust shall pay the Advisor compensation at an annual rate as follows:

Fund:	Compensation (as a Percentage of Daily Net Assets):	Initial Effective Date

Original Funds
Genworth Calamos Growth Fund	0.75%	August 15, 2008
Genworth Columbia Mid Cap Value Fund	0.60%	August 15, 2008
Genworth Davis NY Venture Fund	0.50%	August 15, 2008
Genworth Eaton Vance Large Cap Value Fund	0.50%	August 15, 2008
Genworth Legg Mason Partners Aggressive Growth Fund	0.45%	August 15, 2008
Genworth PIMCO StocksPLUS Fund	0.35%	August 15, 2008
Genworth Putnam International Capital Opportunities Fund	0.70%	August 15, 2008
Genworth Thornburg International Value Fund	0.65%	August 15, 2008
Genworth Goldman Sachs Enhanced Core Bond Index Fund (formerly, Genworth Western Asset Management Core Plus Fixed Income Fund)	0.30%	August 15, 2008
New Funds
Genworth 40/60 Index Allocation Fund	0.10%	December 8, 2009
Genworth 60/40 Index Allocation Fund	0.10%	December 8, 2009
Genworth Moderate Allocation Fund	0.05%	December 8, 2009
Genworth Growth Allocation Fund	0.05%	December 8, 2009
Genworth Enhanced Small Cap Index Fund	0.075%	December 8, 2009
Genworth Enhanced International Index Fund	0.075%	December 8, 2009